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                                                                   EXHIBIT 12.1


                           SYNTHETIC INDUSTRIES, INC.

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)
                                  (Unaudited)

                                                                                           Three Months
                                                                                               Ended
                                          Fiscal Year Ended September 30,                   December 31,
                                  -----------------------------------------------         ---------------
                                   1992       1993      1994      1995      1996           1995     1996
Income (loss) from continuing
  operations before provision
  for income taxes                $ 8,155   $ 8,134   $20,020   $ 5,436   $15,002        $(2,497)   $1,761

Fixed Charges, excluding
  capitalized interest             20,687    23,234    22,311    24,495    24,942          6,228     5,981
                                  -----------------------------------------------        -----------------
Earnings                          $28,842   $31,368   $42,331   $29,931   $39,944        $ 3,731    $7,742
                                  ===============================================        =================
Fixed Charges:
  Rent expense                    $ 3,558   $ 4,340   $ 4,684   $ 3,731   $ 4,499        $ 1,125    $1,185

  One-third of rent expense,
  representative of the interest
  factor                            1,186     1,447     1,561     1,244     1,500            375       395

  Amortization of deferred
  debt costs                        1,636       933       739       737       669            173       176

  Capitalized interest                315       283       729       255       392            -         -

  Interest expense                 17,865    20,854    20,011    22,514    22,773          5,680    $5,410
                                  -----------------------------------------------        -----------------
Fixed charges                     $21,002   $23,517   $23,040   $24,750   $25,334        $ 6,228    $5,981
                                  ===============================================        =================
Ratio of earnings to fixed
  charges                            1.37x     1.33x     1.84x     1.21x     1.50x         (1)        1.29x

----------
(1) Earnings were inadequate to cover fixed charges by $2,497 for the three months ended December 31, 1995.





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